LAWSON SOFTWARE
                                PRODUCT LICENSE AGREEMENT

This Product License Agreement entered into between Lawson Associates, Inc., dba Lawson Software ("Lawson"), a Minnesota corporation with its principal offices located at 1300 Godward Street, Minneapolis, Minnesota, USA 55413 and Client, whose name, principal business address, and jurisdiction of incorporation are set forth below, (collectively "the Parties"), determines the rights and obligations of Lawson and Client with respect to the subject matter of this Agreement.

Client Name:  2 THE MART.COM, INC

Address:  18301 VON KARMAN AVE., SEVENTH FLOOR

City:  IRVINE

State/Zip or Province/Postal Code:  CA, 92612

Jurisdiction of Incorporation:  LOS ANGELES


1.0  License and Payment.

1.1 Lawson grants to Client a perpetual, non-exclusive, and non-transferable License to Use the Products only with the Platform Technology, Number of Concurrent Users, Number of Seats, Number of Named Users, Number of Servers, and Number of Sites, as designated in the Exhibits, subject to the terms and conditions of this Agreement.

1.2 Client shall pay Lawson the License Fees, and any applicable Sales Tax on License Fees, as set forth in the Exhibits attached hereto. In addition to the Sales Tax on License Fees, Client shall pay or reimburse Lawson for any Taxes. All License Fees are exclusive of Taxes. If applicable laws require the withholding of Taxes under this Agreement, Client shall notify Lawson, make the applicable withholding, and remit the required Tax to the proper governmental authority.

2.0  Delivery and Installation.

2.1 Promptly after receipt of down payment, Lawson shall deliver the Products to Client, including one copy of the Software and one copy of the Documentation on appropriate media.

2.2 Client shall, at its expense, be responsible for installation of the Software, User training, data conversion, and other services necessary to installing and using the Products.

3.0	Definitions.

3.1 "Agreement" means this Agreement, Exhibits and any addenda signed by the Parties.

3.2 "Documentation" means all documentation delivered by Lawson with the Software, whether in machine-readable or printed form, including any updates, revisions, new versions, and supplements to such documentation.

3.3 "Effective Date" means the date when authorized representatives of both Lawson and Client have signed this Agreement as indicated at the end of this Agreement in the space marked "Date" below Lawson's signature to this Agreement.

3.4 "Initial Support Period" means six (6) months after initial delivery of the Products.

3.5 "Intellectual Property Rights" means all copyrights, confidentiality rights, trade secret rights, trademark rights, patent rights and other intellectual property rights.

3.6  "License" means the license referred to in Section 1.1.

3.7 "License Fee" means the license fee payable for a Product as set forth in the Exhibits.

3.8  "Media Warranty" means the warranty referred to in Section 4.6.

3.9 "Modifications or Enhancements" means any modifications, enhancements or derivative works to the Products which contain or use any object code or source code developed by Lawson or its Third Parties.

3.10 "Number of Concurrent Users" means the maximum number of Client's employees or consultants that constitute the number of peak simultaneous Users running any on-line program within an application license grouping (if licensed as Standard Products) or within a process application suite (if licensed as a Process Suite) as set forth in the Exhibits.

3.11 "Number of Named Users" means the maximum number of Client's employees or consultants who are designated by Client as the only authorized Users of Products licensed in such manner as set forth in the Exhibits.

3.12 "Number of Seats" means the maximum number of Client's workstations upon which the licensed Products may be installed as set

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forth in the Exhibits.

3.13 "Number of Servers" means the maximum number of CPUs using the Platform Technology on which Client is authorized to install the Software as specified for each Product licensed as set forth in the Exhibits. A CPU shall be considered a server when the server portion of the Product resides on that CPU. Location, server description, server serial number, operating system and release level , media required, and database and release level upon which the Software is to be installed, are as set forth in the Exhibits or in an addendum to this Agreement.

3.14 "Number of Sites" means the maximum number of street addresses, regardless of number of buildings, at which the server portion of the Products are installed. The site addresses must be set forth in the Exhibits or in an addendum to this Agreement.

3.15 "Patent or Copyright" means a patent or copyright granted by the government of the country in which the server portion of the Products is first installed.

3.16 "Platform Technology" means the current and future release levels of the combined hardware operating system and database system designated in the Exhibits and certified by Lawson for Use with the Software. Unless otherwise agreed upon in this Agreement, Lawson shall not be obligated to provide Support for any portion of the Platform Technology.

3.17 "Products" means the products designated on the Exhibits to this Agreement and owned either by Lawson or its Third Parties, which includes the Software installed on the Platform Technology, Documentation, and media.

3.18  "Product Warranty" means the warranty referred to in Section 4.7.

3.19 "Software" means, depending on the applicable Support Category designated in the Exhibits, the software portion of the Product installed on the Platform Technology in object code or source code format, any updates, revisions, new versions, supplements, and all permitted copies of the foregoing supplied by Lawson to Client, whether in machine readable or printed form.

3.20 "Support" means the assistance provided by Lawson, directly or indirectly, to Client as set forth in Section 4.0 of this Agreement.

3.21 "Taxes" means any sales, use, excise, value-added, withholding taxes or other taxes based upon this Agreement, including taxes, interest and penalties that are levied or assessed by a governmental authority, resulting from this Agreement, excluding taxes based on Lawson's net income.

3.22 "Third Party" means a business entity that has authorized Lawson to distribute that entity's Software and Documentation to Client by sublicense between Lawson and Client.

3.23 "Use" means writing the Software into and reading the Software out of memory of a computing device or the execution of the Software, in whole or in part, by a computing device, and use of the Documentation, for the purpose of performing the internal business of Client or its wholly-owned subsidiaries. Use does not include using the Software for the business needs of a person or entity other than Client, such as providing outsourcing, service bureau, on-line services or training to third parties.

3.24 "User" means those employees and consultants of Client who are authorized by the terms of this Agreement to Use the Products.

3.25 The singular and plural shall each include the other, and this Agreement shall be read accordingly when required by the facts.

4.0  Support.

4.1  During the Initial Support Period and any extended period of Support under
Section 4.4, Lawson shall use its reasonable efforts to correct any error, malfunction or defect in the operation of the Software to enable the Software to materially or substantially perform in accordance with the Documentation in effect at the time the Support is provided. Client shall be responsible for the installation of Product defect repairs, and enhancements to, or subsequent releases of, the Products. Client shall report to Lawson any errors, malfunctions, or defects that cause the Product to fail to perform any material function set forth in the then current Documentation. Lawson shall only be obligated to provide Support if Client has paid the applicable Support fees and provides Lawson with all information, documentation, technical assistance and access to the computing device on which the Product is installed and any other equipment and personnel necessary to assist Lawson. Lawson shall not be obligated to provide Support if the Product is not used in accordance with the then current Documentation or if any error, malfunction, or defect reported by Client is found by Lawson to be due to a cause other than the Product as delivered by Lawson. Client shall pay Lawson, at Lawson's then current hourly rates, for Lawson's services in responding to a Client report of an error, malfunction, or defect, if (a) such error, malfunction, or defect does not exist, (b) Client does not assist Lawson as required, (c) the Product is not used in accordance with the Documentation, or (d) the error, malfunction, or defect is not caused by the Product. If any such error, malfunction, or defect may reasonably be corrected by Lawson, Lawson may correct it and Client shall reimburse Lawson for such correction at Lawson's then current hourly rates.

4.2 Support further includes the items set forth in the following Support Categories for each Product as designated in the Exhibits to this Agreement:

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(i)  Support Category A entitles Client to receive for the Products the current release of the source code and object code, Product defect repairs, enhancements, and new releases, and any Documentation to enable Client to install and use such Product defect repairs, enhancements and new releases, as they become generally available from Lawson and the following Lawson
Helpline Services: (a) Lawson's standard telephone support, which includes general technical information and assistance with problem determination, isolation, verification, and resolution during the hours of 7 AM to 7 PM CST, excluding weekends and holidays, and (b) Lawson's limited telephone support which includes, in a production environment, mission critical and systems-down application and technical support during the hours of 7 PM to 7 AM CST Monday through Friday, 24 hours per day on Saturday and Sunday, and 8 AM to 5 PM CST on United States Holidays excluding December 25.

(ii) Support Category B entitles Client to the same level of Support as Support Category A, except that Client shall not receive source code.

(iii) Support Category C entitles Client to the same level of Support as Support Category B, except that if Client terminates Support of a Support Category C Product, Support for all other Products, regardless of the Support Category is automatically terminated.

(iv) Support Category D, entitles Client to the same level of Support as Support Category A, except that if Client terminates Support of a Support Category D Product, Support for all other Products, regardless of the Support Category is automatically terminated.

(v) Support Category E entitles Client to delivery of the object code for the current release of the Product, but Client shall not receive any Support for that Product during or after the Initial Support Period.

(vi) Support Category F entitles Client to delivery of the object code for the current release of a Third Party Product, but no Support from Lawson for that Product. Client may contract with the Third Party to receive Support directly from the Third Party.

(vii) Support Category F-1 entitles Client to delivery of the source code for the current release of the Product, but Client shall not receive any Support from Lawson for that Product during or after the Initial Support Period. Client may contract with a Third Party to receive Support directly from the Third Party.

4.3 Only persons trained on the installation and operation of the Products (as indicated on the Helpline access list provided from time to time by Client to Lawson) may have access to the Lawson Helpline for problem resolution.

4.4 The License Fee paid for any Product, exclusive of Products licensed under Support Category E, includes Support for the Initial Support Period. Client may extend Support beyond the Initial Support Period by paying Lawson's then current Support fee within sixty (60) days before the end of the Initial Support Period and thereafter by paying Lawson's then current Support fee within sixty (60) days before the end of any extended period of Support. Support is extended for twelve (12) month periods and provided only as specified by Lawson's then currently available Support offerings. Support shall automatically terminate at the end of the applicable Support period if payment is not timely made. Lawson may cease providing Support or change the terms of Support at any time upon completion of the initial or any extended period of Support. The Support fee base for the Products (excluding Third Party Products), for any extended period of Support, is calculated at sixteen 16% of the list price of the Products at the Effective Date plus an increase amount not to exceed twelve (12) percent of the previous Support period's Support fee. Such increase restriction on Support fees shall be in effect for a period of four (4) years from the initial delivery of the Products. The increase restriction on Support fees in this Section 4.4 shall not apply to
(i) additions to the Number of Users, Seats, Servers, Sites or Products since the beginning of the most recent Support period; or (ii) Third Party-owned Products sublicensed through Lawson. The Support fee base for Third Party-owned Products under the Agreement shall be calculated either at a flat fee or at sixteen (16) percent of the then current list price, depending on the respective Third Party-owned Product. Client shall reimburse Lawson for all reasonable out-of-pocket and travel expenses incurred by Lawson at Client's request.

4.5  If Client does not pay annual Support fees for the Products under Section
4.4 above, Support for such Products shall terminate. Reinstatement of annual Support shall be at Lawson's discretion and shall require the following:

(i)If fewer than twelve (12) months have expired since annual Support has been terminated, Client shall be required to pay a reinstatement fee equal to two (2) percent of the then current list price for the Products for which annual
Support has been terminated for each month Client has not been covered under annual Support, plus the annual Support fee for the next twelve (12) months.
The annual Support fee shall be based on the then current Support fee rate.

(ii)If twelve (12) months or more have expired since annual Support has been terminated, then Client shall be required to pay a reinstatement fee for the Products for which annual Support has been terminated equal to the then current list price for the Products.

The Parties agree that the above reinstatement fees are liquidated damages and fair and equitable compensation for the value of reinstated Support, and are not penalties for termination of Support.

4.6 Lawson warrants that at the time of delivery of the Products, the media containing the Products shall be free of material defects. The Client's sole and exclusive remedy for breach of the Media Warranty is replacement of the defective media if any such defect is found within six (6) months after delivery of the defective media.

4.7 Lawson warrants that during the Initial Support Period and any extended period of Support the Products shall materially or

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substantially perform in accordance with the Documentation in effect at the time the Support is provided. No Product Warranty is provided for Products licensed under Support Category E. The Client's exclusive remedies for breach of the Product Warranty are (a) the Client may request Support from Lawson to enable the Products to comply with the Product Warranty, and (b) if the Support requested by the Client does not enable the Products to comply with the Product Warranty within a reasonable period of time, Client may seek direct damages for the affected Products subject to the limitations in Section 14.0. Lawson shall not be liable to remedy any claimed breach of the Product Warranty due to the acts or omissions of the Client or any third party.

4.8 Lawson warrants that during the Initial Support Period and any extended period of Support the Products shall be Year 2000 Compliant. "Year 2000 Compliant" means (to the extent that other information technology, used in combination with the Products, properly exchanges date/time data with the Products): (i) the Products, as delivered by Lawson, shall accurately process date/time data (including, without limitation, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations, in accordance with the Documentation relating to those Products and in effect at the time the Support is provided; and (ii) the Products, as delivered by Lawson, will accurately process date/time data (including, without limitation, calculating, comparing and sequencing) on or after January 1, 2000 in the same manner, and with the same functionality as the same release level of the Products processes date/time data (including, without limitation, calculating, comparing and sequencing) on or before December 31, 1999. During the Initial Support Period or any extended period of Support, Lawson shall not modify the Documentation or the Products in any manner which would cause the Products to not be Year 2000 Compliant.

4.9 THE EXPRESS LIMITED WARRANTIES IN THIS SECTION 4.0 ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS EXPRESSED OR IMPLIED, CONTRACTUAL OR STATUTORY, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION IN
THIS AGREEMENT, LAWSON DOES NOT WARRANT THAT THE USE OF THE PRODUCTS SHALL BE UNINTERRUPTED OR ERROR FREE OR THAT ALL DEFICIENCIES OR ERRORS ARE CAPABLE OF BEING CORRECTED.

5.0  Intellectual Property Rights.

5.1 Client acknowledges and agrees that the Products, the ideas, methods of operation, processes, know-how, aesthetic aspects, sub-systems and modules included in the Products, the graphical user interfaces for the Products, and the look and feel of the Products are proprietary materials which contain valuable trade secrets and that all Intellectual Property Rights to the Products are owned exclusively by Lawson and its respective Third Parties, subject to the License.

5.2 Client acknowledges and agrees that Lawson and its respective Third Parties shall retain title to all Intellectual Property Rights related to the Products, copies of the Products, and Modifications or Enhancements, subject to the License. If Client makes any Modifications or Enhancements, Client shall assign to Lawson and its respective Third Parties all Intellectual Property Rights to the Modifications or Enhancements. Modifications or Enhancements may be used in conjunction with the Products only in compliance with this Agreement. Client may develop and own software which interfaces with the Products but does not contain or use any object code or source code developed by Lawson or its Third Parties.

5.3 Client shall take reasonable precautions (including the precautions used for Client's own confidential information) to prevent the unauthorized use or disclosure of the Products, any source code provided to Client under this Agreement, or the results of any performance or benchmark tests of the Software. Client shall not allow the Products or any such test results to be made available to any third party who is not a User, unless Lawson approves such in writing and the third party enters into a non-disclosure and non-use agreement with Client on terms acceptable to Lawson and its Third Parties. The Client shall not disassemble, decompile, decode or reverse engineer the Software, except as expressly permitted by applicable law.

5.4 Client shall keep the Products free and clear of all liens and security interests and may not sublicense the Products.

5.5 Lawson shall have the right to inspect, with reasonable notice, during normal business hours, any location where the Products are being used and to run the Software for the purpose of auditing its use.

6.0  Products Owned by Lawson Third Parties.

The portions of the Products that are owned by Lawson's Third Parties are sublicensed by Lawson to the Client under this Agreement and are restricted to Use in conjunction with the Products. If the applicable agreement between Lawson and its respective Third Party is terminated for any reason, the Third Party shall continue to be considered a third party beneficiary to this Agreement and may enforce its rights under this Agreement as the licensor of the Third Party-owned Products to Client.

7.0	Number of Concurrent Users, Number of Seats and Number of Named Users.

The number of Users authorized to Use any Product with the Platform Technology shall not exceed the Number of Concurrent Users, Number of Seats or Number of Named Users specified for the Products on the Exhibits. Client shall take reasonable precautions to ensure that the Number of Concurrent Users, Number of Seats or Number of Named Users are not exceeded, including periodic audits of Use of the Products. Client may request, in writing to Lawson, that the Number of Concurrent Users, Number of Seats and/or Number of Named Users be increased. Upon payment of the then current Lawson pricing for the new level of Users and/or seats, signing by Client and Lawson of an addendum to this Agreement indicating the new Number of Users and/or Number of Seats and the new payment level, and Lawson's receipt of such payment, the additional Users and/or Seats shall be authorized. If the Exhibits designate the Number of

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Concurrent Users, Number of Seats, or Number of Named Users as "Unlimited,"
"UNL" or similar designation, such designation is restricted to the Platform Technology designated in the Exhibits.

8.0  Number of Servers and Number of Sites.

The number of servers or sites upon or at which the Product is installed shall not exceed the Number of Servers or Number of Sites specified for the Products on the Exhibits. Client shall take reasonable precautions to ensure that the Number of Servers or Number of Sites is not exceeded, including periodic audits of Use of the Products. Client may request, in writing to Lawson, that the Number of Servers or Number of Sites be increased. With respect to Lawson-owned Products, upon signing by Client and Lawson of an addendum to this Agreement indicating the new level of servers (and the number of Users per server) or sites and the location and identification of such servers or sites, the additional servers or sites shall be authorized. With respect to Third Party-owned Products, upon payment of the then current Lawson pricing for the additional servers or sites, signing by Client and Lawson of an addendum to this Agreement indicating the new level of servers (and the number of Users per server) or sites, and the new payment level, and Lawson's receipt of such payment, the additional servers or sites shall be authorized. When requesting an increase in the Number of Servers or Number of Sites, Client shall provide Lawson the location address, Number of Concurrent Users, server description, operating system and release level , server serial number, media required, and database and release level upon which the Software is to be installed. If the Exhibits designate the Number of Servers, or Number of Sites as "Unlimited," "UNL" or similar designation, such designation is restricted to the Platform Technology designated in the Exhibits.

9.0  Platform Technology and Product Exchange.

9.1 Client may install and Use the Products on only the Platform Technology. Client may install and Use products, as supplied by Lawson, with another combination of hardware operating system and database system certified by Lawson ("New Platform Technology") only by agreement with Lawson as described in this Section 9.0.

9.2 Before signing this Agreement, Client may choose to purchase from Lawson the optional right to exchange the Products in the future, during the Initial Support Period and any extended period of Support, for then currently available products supplied by Lawson with similar pricing, features and functionality ("Exchanged Products") for use with New Platform Technology under Lawson's Platform Technology and Product Exchange Program ("Exchange Program"). If Client desires to participate in the Exchange Program, Lawson and Client shall proceed as follows:

(i) Concurrently with the signing of this Agreement, Lawson and Client will enter into an addendum to this Agreement, which includes: a description of the Exchanged Products and New Platform Technology, the additional license fees and Support fees payable by Client upon execution of this Agreement and such addendum, and other terms applicable to the Exchange Program.

(ii) When Client desires to take delivery of the Exchanged Products under the Exchange Program, Client shall provide Lawson the location address, Number of Concurrent Users, server description, operating system and release level, server serial number, media required, and database and release level upon which the Exchanged Products are to be installed.

(iii) Subject to the requirements listed in Section 9.2(ii), Lawson shall deliver the Exchanged Products to Client, and Client may install and Use the Exchanged Products on only the New Platform Technology pursuant to the License under this Agreement.

(iv) Support for the Exchanged Products shall be made available by Lawson under its then currently available Support offerings.

(v) Promptly after installation and implementation of the Exchanged Products by Client, Client shall certify in writing to Lawson that Client has either destroyed or returned to Lawson the Products replaced by the Exchanged Products.

If Client has not purchased the right to participate in the Exchange Program by entering into an addendum concurrently with the signing of this Agreement, Client may exchange the Products for Use with New Platform Technology in the future only by entering into a separate Product License Agreement with Lawson at Lawson's then current license fees and terms.

9.3 If Client desires to obtain other available products from Lawson that do not have pricing, features and functionality similar to the Products, those products shall be licensed for use by Client only by entering into a separate Product License Agreement with Lawson at Lawson's then current license fees and terms.

9.4 All future software products shall be developed and made available by Lawson at its sole discretion.

10.0  Copies of Software and Documentation.

10.1 Client may copy the Software, in object and/or source code format, only for backup and archival purposes. All copies of the Software must have all of the restrictive and proprietary notices as they appear on copies of the Software provided by Lawson or its Third Party. For those Products licensed on an unlimited server basis, Client may request an additional copy of the Software from Lawson, at a nominal charge to the Client, for each additional server on which the server portion of the Products shall be installed. Such request shall be subject to the terms set forth in Section 7.0, 8.0, and 9.0.

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10.2  Client may copy Documentation for Lawson-owned Products only on a limited basis related to the number of Users of the Products. All copies of the Documentation shall have all of the restrictive and proprietary notices as they appear on copies of the Documentation provided by Lawson. Unless otherwise provided for in writing, Client may not copy Documentation for Third
Party-owned Products.

11.0  Source Code.

The Software, in source code format, may be used only for diagnosing problems and developing Modifications or Enhancements permitted by this Agreement. Client may grant access to the source code only to its Users who have personally signed an agreement protecting Lawson's and its Third Parties' rights under this Agreement. Client shall ensure that only such authorized Users have access to the source code.

12.0  Infringement.

12.1 Lawson shall, at its expense, defend any suit or claim brought against Client and shall indemnify Client against an award of damages and costs against Client by a final court judgment based on a claim that Client's Use of a Product infringes a Patent or Copyright, if Client: (a) notifies Lawson in writing of the suit or claim within ten (10) days after Client receives notice;
(b) gives Lawson sole authority to defend or settle the suit or claim; (c) gives Lawson all information in Client's control concerning the suit or claim; and (d) reasonably cooperates and assists Lawson with defense of the suit or claim.

12.2 If any Product becomes or in Lawson's opinion is likely to become the subject of a suit or claim of infringement of a Patent or Copyright, Lawson shall at its option and expense (a) obtain the right for Client to Use the Product; (b) replace or modify the Product so that it becomes non-infringing; or (c) terminate the License for the infringing Product and this Agreement to the extent it relates to the infringing Product. If Lawson terminates the License for the infringing Product: under this Section 12.2 (a) Client shall cease to Use the infringing Product and shall return it to Lawson; and (b) Lawson shall pay Client, as Client's sole and exclusive remedy against Lawson (other than indemnification by Lawson under Section 12.1) an amount equal to the License Fee paid under this Agreement for the infringing Product less any cumulative amortization or depreciation of that Product by Client on its financial statements as of the date when Lawson terminates the License for the infringing Product.

12.3 Lawson shall have no liability to Client under this Section 12.0 if any suit or claim of infringement is based upon the use of the Product: (a) in combination, operation or use with any product not furnished by Lawson or its Third Party; (b) in a modified state not authorized by Lawson; or (c) in a manner other than for which it was designed, if infringement would have been avoided without such use of the Product. Lawson shall not be liable to Client for any infringement outside the country in which the server portion of the Products is first installed.

13.0  Term and Termination.

13.1 The term of this Agreement shall begin upon the Effective Date, and shall continue until terminated by either Party pursuant to the terms and conditions of this Agreement.

13.2 Lawson may terminate this Agreement and the License granted to Client if Lawson is in compliance with this Agreement and either (a) Client fails to pay Lawson any amounts when due Lawson or, (b) Client is in material default of any other provision of this Agreement and such default has not been cured within ninety 90 days after Lawson gives Client written notice describing the default. Upon termination in accordance with this Section 13.2, Lawson may:

(i) declare all amounts owed to Lawson by Client to be immediately due and payable;

(ii) require that Client cease any further use of the Products and immediately return the Products and any copies to Lawson; and

(iii) cease performance of all of Lawson's obligations under this Agreement without liability to Client.

13.3 Client may terminate this Agreement and the License granted to Client if Client is in compliance with this Agreement and Lawson is in material default of any provision of this Agreement and such default has not been cured within ninety 90 days after Client gives Lawson written notice describing the default. Upon such termination:

(i) Client shall pay Lawson's outstanding invoices that do not pertain to Lawson's default, but Client shall have no further payment obligations to Lawson under this Agreement; and

(ii) Lawson may require that Client cease any further use of the Products and immediately return the Products and any copies to Lawson.

13.4 Upon termination of this Agreement by Lawson or Client, Sections 3.0, 4.6, 5.0, 6.0, and 12.0 through 26.0 of this Agreement shall survive.

14.0  Limitations of Liability.

14.1 AFTER THE PARTIES HAVE SIGNED THIS AGREEMENT, CLIENT'S EXCLUSIVE REMEDIES FOR PRODUCT RELATED MATTERS SHALL BE AS DESCRIBED IN THIS AGREEMENT, SUBJECT TO THE LIMITATIONS OF SECTION 14.0.

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14.2LAWSON SHALL NOT BE LIABLE FOR ANY EXPENSE OR DAMAGE ARISING OUT OF ANY
ERASURE, DAMAGE OR DESTRUCTION OF FILES, DATA OR PROGRAMS. CLIENT SHALL BE RESPONSIBLE FOR MAKING BACKUP COPIES OF FILES, DATA, AND PROGRAMS.

14.3 IN NO EVENT SHALL LAWSON OR ITS THIRD PARTIES BE LIABLE FOR SPECIAL, INDIRECT, THIRD PARTY, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS. NEITHER PARTY SHALL SEEK, OR OTHERWISE APPLY FOR, ANY PUNITIVE OR EXEMPLARY DAMAGES.

14.4 EXCEPT ONLY FOR INDEMNIFICATION BY LAWSON UNDER SECTION 12.1 ABOVE, LAWSON'S AND ITS THIRD PARTIES' MAXIMUM AGGREGATE LIABILITY FOR DAMAGES TO CLIENT OR OTHERS SHALL BE LIMITED TO ACTUAL DIRECT MONEY DAMAGES IN AN AMOUNT NOT TO EXCEED (A) THE INITIAL LICENSE FEE PAID BY CLIENT FOR THE PRODUCTS SUBJECT TO THE DAMAGE CLAIM IF THE CLAIM AROSE WITHIN ONE (1) YEAR AFTER THE EFFECTIVE DATE; OR (B) THE MOST RECENT ANNUAL SUPPORT FEE PAID BY CLIENT FOR THE PRODUCTS SUBJECT TO THE DAMAGE CLAIM IF THE CLAIM AROSE MORE THAN ONE (1) YEAR AFTER THE EFFECTIVE DATE.

14.5 CLIENT ACKNOWLEDGES THAT THE LIMITATIONS ON LIABILITY IN THIS SECTION 14 ARE REASONABLE. THE REMEDIES PROVIDED IN THIS AGREEMENT ARE EXCLUSIVE. EXCEPT ONLY FOR ACTIONS BY LAWSON TO PROTECT INTELLECTUAL PROPERTY RIGHTS OR FOR BREACH OF SECTION 17.0, NEITHER PARTY SHALL SEEK, OR OTHERWISE APPLY FOR, ANY EQUITABLE REMEDIES.

15.0  Assignment.

Client shall not assign this Agreement or transfer, by operation of law or otherwise, any of its respective rights or obligations under this Agreement (including, without limitation, by a change in the majority ownership or control of Client) without the prior written consent of Lawson, such consent to not be unreasonably withheld. Any assignment or transfer in violation of this Section 15.0 shall be void.

16.0  Waiver.

No term or provision of this Agreement shall be deemed waived and no breach shall be deemed excused, unless such waiver is in writing and signed by the Party claimed to have waived.

17.0  Export.

Client shall not export the Products from the country in which the server portion of the Products is first installed, without the prior written authorization of Lawson and compliance with applicable export laws.

18.0  Excusable Delay.

Neither Lawson nor Client shall be deemed to be in default of any provision of this Agreement or for any failure in performance, resulting from acts or events beyond the reasonable control of Lawson or Client, as the case may be. For purposes of this Agreement, such acts shall include, but not be limited to, acts of God, civil or military authority, civil disturbance, war, strikes, fires, other catastrophes, or other such major events beyond Lawson's or Client's reasonable control. This Section 18.0 shall not delay or excuse Client's payment obligations.

19.0  Governing Law and Dispute Resolution.

This Agreement is governed by and construed in all respects in accordance with the laws of the State of Minnesota, USA. (without regard to conflicts of laws principles), excluding the United Nations Convention on Contracts for the International Sale of Goods. Except only for disputes for which injunctive relief is sought to prevent the unauthorized use or disclosure of the Products, any disputes between Client and Lawson (which are not otherwise resolved by the Parties) shall be submitted to binding arbitration in Minneapolis, Minnesota, USA. in accordance with the then prevailing rules of the American Arbitration Association. Any action, to confirm an arbitration award or any other legal action related to this Agreement, the Products or other dispute between Client and Lawson, shall be instituted only in a federal or state court in the State of Minnesota, USA., and Client shall submit to personal jurisdiction of these courts in any such legal action. Lawson and Client each waive their right to a trial by jury for any disputes between the Parties.

20.0  Legal Fees and Costs.

The prevailing Party shall be entitled to collect from the other Party, the prevailing Party's reasonable legal fees and costs in connection with the enforcement of this Agreement.

21.0  Independent Contractor.

Lawson is providing the Products and Support under this Agreement as an independent contractor, and its personnel shall not be considered employees or agents of Client.

22.0  Severance and Interpretation.

If any provision of this Agreement is found to be unenforceable, such provision shall be deemed to be deleted or narrowly construed to such extent as is necessary to make it enforceable and this Agreement shall otherwise remain in full force and effect. If an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of authorship of any of the provisions of this Agreement.

23.0  Time Limitation.

Except for actions for non-payment or for breach of Lawson's or its Third Parties' Intellectual Property Rights, no action arising out of or relating to this Agreement may be brought later than two (2) years after the cause of action became known to the injured Party.

24.0  Notices.

All notices required or permitted under this Agreement and all requests for approvals, consents, and waivers must be delivered by a method providing for proof of delivery. A confirmed facsimile transmission shall be deemed to provide proof of delivery. Any notice or request shall be deemed to have been given on the date of delivery. Notices and requests must be delivered to the Parties at the addresses on the first page of this Agreement until a different address has been designated by notice to the other Party.

25.0  Non-Solicitation of Employees.

Neither Party shall directly solicit the services or employment of any employee or agent of the other Party for a period beginning at the Effective Date and ending twelve (12) months after the last date of initial delivery of any of the Products as set forth in the Exhibits (as of the Effective Date). The soliciting Party, who violates this Section 25.0, shall pay to the other Party an amount equal to one (1) year's salary for any solicited employee of the other Party, as liquidated damages and not as a penalty. The amount of annual salary shall be the annual salary in effect at the date the employee was solicited.
For purposes of this Section 25.0, the term "employee" means current or former employees of the other Party who were employed by the other Party at any time during the period beginning at the Effective Date and ending twelve (12) months after the last date of initial delivery of any Products.

26.0	Publicity.

Either Party may (in any press release, advertising or other publicly-disseminated materials) refer to the other Party, to the existence and terms of this Agreement, to the Products licensed by Client under this Agreement, and to background information leading to this Agreement, including, for example:
Lawson competitors and competing products considered by Client, net value of the Agreement, and Client business needs and reasons for selecting Lawson and its Products. Before disseminating this information publicly, the disclosing Party shall review the factual content of the disclosures with the other Party. Notwithstanding the foregoing, Client shall not publicly disclose special pricing, discounts, payment terms, or addenda contained in, or attached to, this Agreement without the prior written consent of Lawson.

27.0	Entire Agreement.

This Agreement and the Exhibits listed below and referred to herein, together with any addenda signed by the Parties (collectively, the "Agreement"), constitute the entire agreement between Lawson and Client with respect to the Products, Support, and other subject matter of this Agreement, and may only be modified by a written amendment or addendum signed by both Lawson and Client. No employee, agent, or other representative of either Lawson or Client has authority to bind the other with regard to any statement, representation, warranty, or other expression unless it is specifically included within the express terms of this Agreement or a written addendum signed by both Lawson and Client. All purchase orders, prior agreements, representations, statements, proposals, negotiations, understandings, and undertakings with respect to the subject matter of this Agreement are superseded by this Agreement.


For LAWSON ASSOCIATES, INC.			For 2TheMart.com, Inc.

/s/Rhos B. Dyke                                   /s/Dominic J. Magliarditi

Area Sales Director, West Field Operations	President
(Title)						(Title)

7/19/99						7/16/99
(Date)						(Date)

EXHIBITS:  Attached
                                   ADDENDUM
                                      TO
                  LAWSON SOFTWARE PRODUCT LICENSE AGREEMENT

This Addendum ("Addendum") modifies the Lawson Software Product License Agreement ("Agreement") entered into between Lawson Associates, Inc. dba Lawson Software ("Lawson") and the undersigned Client, and is effective as of the date signed by Lawson. All of the capitalized terms not otherwise defined in this Addendum have the same respective meanings as contained in the Agreement. The following sections or paragraphs replace or are in addition to the respective sections or paragraphs contained in the Agreement. The sections or paragraphs of the Agreement that are not expressly replaced by this Addendum shall remain in effect pursuant to their terms.


SECTION 3.4 OF THE AGREEMENT IS DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

      3.4 "Initial Support Period" means twelve (12) months after initial delivery of the Products.

SECTION 5.2 OF THE AGREEMENT IS DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

5.2 Client acknowledges and agrees that Lawson and its respective Third Parties shall retain title to all Intellectual Property Rights related to the Products, copies of the Products, and Modifications or Enhancements, subject to the License. If Client makes any Modifications or Enhancements, Client shall assign to Lawson and its respective Third Parties all Intellectual Property Rights to the Modifications or Enhancements. Lawson shall not knowingly sell the Modifications or Enhancement assigned to Lawson by Client to any entity. Modifications or Enhancements may be used in conjunction with the Products only in compliance with this Agreement. Client may develop and own software which interfaces with the Products but does not contain or use any object code or source code developed by Lawson or its Third Parties.


SECTION 13.0 OF THE AGREEMENT IS DELETED IN ITS ENTIRETY AND
REPLACED WITH THE FOLLOWING:

13.1  The term of this Agreement shall begin upon the Effective
Date, and shall continue until terminated by either Party pursuant to the terms and conditions of this Agreement.

13.2 Lawson may terminate this Agreement and the License granted to Client if Lawson is in compliance with this Agreement and either (a) Client fails to pay Lawson any amounts when due Lawson or, (b) Client is in material default of any other provision of this Agreement and such default has not been cured within sixty 60 days after Lawson gives Client written notice describing the default. Upon termination in accordance with this Section 13.2, Lawson may:

(i) declare all amounts owed to Lawson by Client to be immediately due and payable;

(ii) require that Client cease any further use of the Products and immediately return the Products and any copies to Lawson; and

(iii) cease performance of all of Lawson's obligations under this Agreement without liability to Client.

13.3 Client may terminate this Agreement and the License granted to Client if Client is in compliance with this Agreement and Lawson is in material default of any provision of this Agreement and such default has not been cured within sixty 60 days after Client gives Lawson written notice describing the default. Upon such termination:

         (i) Client shall pay Lawson's outstanding invoices that do not pertain to Lawson's default, but Client shall have no further payment obligations to Lawson under this Agreement; and

         (ii) Lawson may require that Client cease any further use of the Products and immediately return the Products and any copies to Lawson.

13.4 Upon termination of this Agreement by Lawson or Client, Sections 3.0, 4.6, 5.0, 6.0, and 12.0 through 26.0 of this Agreement shall survive.


SECTION 19.0 OF THE AGREEMENT IS DELETED IN ITS ENTIRETY AND
REPLACED WITH THE FOLLOWING:

19.0 This Agreement is governed by and construed in all respects in accordance with the laws of the State of Minnesota, U.S.A. (without regard to conflicts of laws principles), excluding the United Nations Convention on Contracts for the International Sale of Goods.
 Except only for disputes for which injunctive relief is sought to prevent the unauthorized use or disclosure of the Products, any disputes between the Parties (which are not otherwise resolved by the Parties) shall be submitted to binding arbitration in accordance with the then prevailing rules of the American Arbitration Association (an "Arbitration Proceeding"). If Lawson initiates an Arbitration Proceeding, the Arbitration Proceeding shall be held in Irvine, California. If the Client initiates an Arbitration Proceeding, the Arbitration Proceeding shall be held in Minneapolis, Minnesota. Any action to confirm an arbitration award or any other legal action related to this Agreement, the Products or other dispute between the Client and Lawson, shall be instituted only in a federal court in the State of California, if initiated by Lawson, or in the State of Minnesota, if initiated by the Client; and the Parties shall submit to personal jurisdiction of such respective courts in any such legal action. Lawson and the Client each waive their right to a trial by jury for any disputes between the Parties.
 At least thirty (30) days before either Party initiates an arbitration proceeding, authorized representatives of Lawson and the Client shall review and become familiar with the subject matter of the dispute, and meet in person or by telephone to review and attempt to resolve the dispute in good faith.


ADDITIONAL USER PRICING: Financial Suite Users: List price is
$6,600/user. 2TheMart discounted price is $4,620/user sold in groups of 5, valid for three years from contract execution date.
After three years, Lawson Software will extend to 2TheMart.com a 30% discount on the then current list price.


FINAL PAYMENT TERMS

OPTION A:
On or before May 01, 2000, 2TheMart must exercise an option to purchase unlimited Vendor Information Named users, unlimited Net.Commerce Business Packs, and unlimited Business Components Integrators by paying a one time fee of $573,070. This fee is due prior to May 10, 2000. THIS DOES NOT INCLUDE ANY OF THE ADDITIONAL USER PRICING FOR THE FINANCIAL SUITE USERS.



OPTION B:
The following payment terms will be applicable based on the GROSS REVENUES of 2TheMart.com. Lawson Software will use 2TheMarts.com Inc., quarterly earnings announcement as the criteria for billing. An annual review of the 2TheMarts Financial Statements will also be performed. These payments are cumulative in nature. EXAMPLE:
CLIENT HAS MADE FIRST PAYMENT OF $30,000 BASED ON REVENUES OF $51,000,000. UPON THE RELEASE OF THE NEXT QUARTERLY EARNINGS, CLIENT REPORTS REVENUES OF $501,000,000. CLIENT MUST PAY THE CUMULATIVE TOTAL OF $235,000 ($50,000 + $85,000 + $100,000) PER THE
PAYMENT SCHEDULE BELOW.


      When revenues exceed: 50 Million           Paymentis: $30,000
                            150 Million                     $50,000
                            250 Million                     $85,000
                            500 Million                     $100,000
                            750 Million                     $125,000
                            1 Billion                      $150,000
                            2 Billion                      $500,000
                            3 Billion                      $500,000
                            4 Billion                      $500,000
                            5 Billion                      $500,000
                            6 Billion                      $500,000
                            7 Billion                      $500,000
                            8 Billion                      $500,000
                            9 Billion                      $500,000
                            10 Billion                     $1 million****


      ****With this option payment, 2TheMart.com will no longer have any revenue based obligations for the unlimited Vendor Information Named users, unlimited Net.Commerce Business Packs, and unlimited Business Components Integrators as initially provided as part of the initial software shipment. 2TheMart.com will have full and final unlimited corporate licensing for Vendor Information Named users, Net.Commerce Business Packs, and unlimited Business Components Integrators.
       This does not include any of the additional user pricing for the Financial Suite Users as noted above.

      FOR LAWSON ASSOCIATES, INC.

      /s/Rhos B. Dyke
      Area Sales Director, West Field Operations
      Date: 7/19/99


      FOR 2THEMART.COM, INC.

      /s/Dominic J. Magliarditi
      President
      Date: 7/19/99


                                      LAWSON SOFTWARE
                                    Beta Test Agreement


This Beta Test Agreement ("Beta Agreement") modifies the Lawson Software product license agreement ("Agreement") entered into between Lawson Associates, Inc. dba Lawson Software ("Lawson") and the undersigned Client, whose name, principal business address, and jurisdiction of incorporation are set forth below, (collectively "the parties"), and is effective as of the date signed by Lawson. All of the capitalized terms not otherwise defined in this Beta Agreement have the same respective meanings as contained in the Agreement.
The provisions of the Agreement that are not expressly nmodified by this Beta Agreement shall remain in effect pursuant to their terms.

Client Name:  2THEMART.COM, INC.
Address:  18301 VON KARMAN AVE, SEVENTH FLOOR
City and State/Zip or Province/Postal Code:  IRVINE, CA  92612
Country:  USA

"Effective" Date means the date when authorized representatives of both Lawson and Client have signed this Beta Agreement as indicated at the end of this Beta Agreement in the space marked "Date" below Lawson's signature to this Agreement.

1.0  Intent of the Beta Agreement.

The intent of this Beta Agreement is to set forth the obligations of the Parties with respect to the Use of the designated Beta Test Products
("Beta Products"), as set forth in the Beta Worksheet, attached as Exhibit A.

2.0  Acknowledgment.

The Parties acknowledge and agree that the Beta Products are test versions of the Products, are not generally available, may contain defects, are not expected to perform fully, per the related specifications, upon installation, and Lawson shall have no obligation under this Beta Agreement to repair such defects. The Parties further acknowledge and agree that Lawson shall have the right to use, in any matter and for any purpose, the information gained as the result of Use of the Beta Products, exclusive of that which is mutually agreed upon as proprietary in nature to the Client.

3.0  Obligations of Client.

Under the terms of this Beta Agreement Client shall:

1. assign a full-time employee as Client project leader to actively participate, under the leadership of the Lawson designated project facilitator, in the development and direction of the Beta Site Implementation Plan ("Plan"), in the coordination of Client resources in support of the Plan, and in serving as the primary Client communication contact in relation to the Plan.
2. provide trained technical and application personnel who shall possess the skills and training necessary to perform the Client-assigned tasks related to the Plan.
3. implement, concurrently, the Beta Products and other products as specified in the Plan.
4. provide data to Lawson, using appropriate media, for the purposes of conversion testing.
5. test the identified features, functionality, and performance of the Beta Products as set forth on Exhibit A.
6. refrain from developing modifications to the Beta Products and other products, both directly and indirectly, unless agreed upon in writing by Lawson, for the Term of this Beta Agreement.
7. permit modem support access and Internet patch download capability for Lawson to the Beta Products and other products for the Term of this Beta Agreement.
8. require Client's third parties, who have need of access to the Beta Products and other products, to agree to and adhere to the terms and conditions of this Beta Agreement.
9. serve as a beta site reference for Lawson's Clients and prospective clients for a period of one (1) year from Client's receipt of the Beta Products, to the extent of permitting Lawson pre-arranged site visits and telephone contact for Lawson's Clients and prospective clients.
10. participate in Lawson public relations activities promoting the Beta Product, including participation in press conferences, press and industry analyst interviews, and providing quotes for press releases and promotional materials.
11. participate in Lawson User Exchange sessions under the direction of Lawson personnel.
12. pay any travel and per diem expenses incurred by Lawson or Client in the performance of activities related to the Plan.
13.  install any mandated program updates or repairs as required by Lawson.
14. return the Beta Products to Lawson if Lawson elects to recall the Beta Products at its sole discretion.
15. upgrade from the Beta Product version to the generally available version of the Beta Products no later than ninety (90) days after the generally available version is made available by Lawson.

4.0  Obligations of Lawson.

Under the terms of this Beta Agreement Lawson shall:

1. provide to Client the Beta Products set forth in Exhibit A; such Beta Products to have been tested by Lawson and the documentation for which shall be provided by Lawson in draft form.
2. provide a Lawson employee ("Client Service Manager"), utilizing Lawson's project methodology, to direct the development and administration of the Plan, to coordinate Lawson resources in support of the Plan, to provide Plan status reports to Client and Lawson, and to serve as Lawson's communication contact in relation to the Plan.
3. provide initial user upgrade training at a Client designated site, billed in accordance with the Lawson Software Agreement for Services Fees, for the Beta Products.
4. provide trained technical and application personnel who shall possess the skills and training necessary to perform the Lawson-assigned tasks related to the Plan.
5. provide modem connect support and Internet patch download capabilities for the Beta Products.
6.  provide Beta Product support during normal Lawson support hours.
After hours emergency support shall be provided for Beta Products only if pre-arranged and mutually agreed upon between the Parties.
7.  provide continued access to key Beta Product(s) personnel for the Term of this Beta Agreement.
8. provide upgrade consulting services, either directly or indirectly, to address Client's data conversion issues.
9. provide free registration for two (2) Client employees at one (1) Lawson Software Conference and User Exchange subsequent to the Term of this Beta Agreement.
10. provide on-site assistance resources from Lawson's Research & Development Department to participate in the beta test process. Such resources shall be
provided free of charge to client for up to a mzximum of [   ] on-site visits.
Lawson Client Service Managers and Service Consultants shall be billed subject to a Lawson Software Agreement for Services Fees entered into between Lawson and Client.

5.0  Term & Termination.

5.1 This Beta Agreement shall be in effect for a period commencing with the date signed by Lawson until ("Term").

5.2 Either Party may terminate this Beta Agreement prior to the expiration of the Term, without cause, on sixty (60) days' notice.

5.3 Either Party may terminate this Beta Agreement prior to the expiration of the Term for material breach by the other Party upon (30) days' written notice specifying the breach, which termination shall be effective at the end of the
(30) day period unless one breach has earlier been cured.

Notwithstanding the foregoing, on any material breach of the intellectual property rights of a Party, that Party may immediately terminate this agreement without notice.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

For LAWSON ASSOCIATES, INC.                      For 2TheMart.com, Inc.


/s/ Rhos B. Dyke                                 /s/ Dominic J. Magliarditi
(Authorized Signature)                           (Authorized Signature)

Rhos B. Dyke                                     Dominic J. Magliarditi
(Typed Name)                                     (Typed Name)

Area Sales Director, West Field Operations       President
(Title)                                          (Title)

7/19/99                                          7/16/99
(Date)                                           (Date)


EXHIBIT A    Attached

                                      EXHIBIT A
                                    BETA WORKSHEET



Location Address At Which the Beta Products Are Installed:

Site:  18301 Von Karman Ave, Irvine, CA  92612

Hardware Platform:  RS6000

Serial Number:

Operating System & Release Level:  Unix

Media: CD

Database:  Oracle

Beta Product:

Business Component Integrators
Net. Commerce Business Pack
DB2 Database

Designated Features:

Expectations:

                                   ADDENDUM
                                      TO
                     LAWSON SOFTWARE BETA TEST AGREEMENT

This Addendum ("Addendum") modifies the Lawson Software Beta Test Agreement ("Agreement") entered into between Lawson Associates, Inc. dba Lawson Software ("Lawson") and the undersigned Client, and is effective as of the date signed by Lawson. The following sections or paragraphs replace or are in addition to the respective sections or paragraphs contained in the Agreement. The sections or paragraphs of the Agreement that are not expressly replaced by this Addendum shall remain in effect pursuant to their terms.

SECTION 5.2 of the Agreement is deleted in its entirety and replaced with the following

5.2 Either Party may terminate this Beta Agreement prior to the expiration of the Term, without cause, on sixty (60) days' prior written notice.

ADDITIONAL OBLIGATIONS:

1.  Designate Pramod Mathur, Vice-President, Collaborative
    Commerce Suite, as the Lawson Executive Sponsor for this
    initiative.
2.  In the 1st week of August, deliver the beta code for the
    Business Component Integrator (BCI) and Net-Commerce Pack
    (NCP) solutions.
3.  Commit to a series of meetings from July through October
    99 directly between our Development personnel and 2TheMart designees for the purposes of joint visioning and further definition of 2TheMart specific interface requirements. It is intended that one of these meetings will be at Lawson
    Corporate headquarters. This meeting is tentatively scheduled for July 20, 1999. The designated sites for the other meetings will be at the discretion of 2TheMart.
4.  Provide direct telephone access, for the appropriate
    2TheMart designees, to the Lawson Software engineers and
    managers responsible for development of our Collaborative Commerce suite. There are 8 individuals currently dedicated to this development task, and they will be directed with
    respect to 2TheMart concerns by Al Chua (Chief Architect and
    Developer) and Marieth Solie (Senior Analyst   Collaborative
    Commerce) whom have been designated as the direct interfaces for 2TheMart.
5. Provide Lauren Hain, from IBM Global Services, as on-site assistance for this initiative during the month of August.
    Lauren is an Advisory IT Specialist, Internet Developer currently working on this project at Lawson corporate headquarters. An additional IBM Global Services member with Lawson expertise will be on-site for the month of August as well.
6. Provide beta product support during normal Lawson support hours. After hours emergency support will also be provided for these products as requirements dictate.
7. Work aggressively with our partners to insure a functional environment is available for 2TheMart in mid-September, 1999 to help facilitate your go-live date October 8th. Lawson will provide knowledge and assistance in facilitating the following API's and transaction sets:
Outbound
        - OrderCreate
             - Use OrderCreate to process orders that begin with the Net.Commerce system
             - The message contains order, shopper, billing, merchant, and shipping information from the ORDERS, SHOPPER, SHADDR, SHOPGRP, MERCHANT,
             SHIPTO, PRODCUT and SHIPMODE tables
             - The Lawson BCI will receive the message and execute Lawson API OrderA to add the order to Lawson Order Entry in an unreleased state.
             View/modify the order via a Lawson OE Form (eg. OE10.3)
Inbound
       - OrderStatusUpdate
             -  When OE129 is run (on request), Lawson
             extracts the orderstatus for orders that have been shipped and adds an entry to WOMA which will alert the BCI Agent to begin Lawson API
             OrdStatusU
             - Net.Commerce updates the tables ORDSTAT and ORDISTAT with the new order status information
       - ProductQuantityUpdate
             -  When IC223 is run (on request), Lawson
             extracts the product availability and adds an entry to WOMA which will alert the BCI Agent to begin Lawson API ItmQtyU
             Net.Commerce updates the PRODUCT table with the new inventory information
       - ProductPriceUpdate
              -  When BL243 is run (on request), Lawson
              extracts the product price and adds an entry to WOMA which will alert the BCI Agent to begin Lawson API ItmPriceU
              - Net.Commerce updates the PRODPRCS table with the new inventory information
       -CustomerNew

              - When a new customer is added to Lawson using AR09 & AR10, an entry to WOMA will alert the BCI Agent to begin Lawson API CustomrA
              - Net.Commerce updates information for a new shopper by calling the AdminRegisterNew command -CustomerUpdate
              - When a customer is updated in Lawson using AR09 & AR10, an entry to WOMA will alert the BCI Agent to begin Lawson API CustomerU
              -  Net.Commerce updates information for a
              registered shopper by calling the
              AdminRegisterNew command

8. Continue to make our best efforts to insure the General Availability (GA) date for the BCI and NCP is achieved by the end of October, 1999.
9. In the 1st week of October, deliver the beta code for DB2 database support of the Lawson applications, running on an IBM
      RS/6000 server.
10. Provide at no cost to 2TheMart Oracle RDBMS licenses.
    These licenses will be returned to Lawson upon the conversion to the DB2 database.
11. Provide 10 technical consulting days to administer the Oracle database.
12. Provide a General Availability (GA) software date for
    Lawson applications operating on an IBM RS/6000 server, utilizing an AIX/ DB2 database that would allow 2TheMart to convert from their initial Oracle database environment to the DB2 database environment prior to March 1, 2000.
13. Waive all charges for the aforementioned consulting and training services with the exception of the necessary travel related expenditures.


For LAWSON ASSOCIATES, INC.,                     For 2THEMART.com, Inc.

/s/ Rhos B. Dyke                                 /s/ Dominic J. Magliarditi
(Authorized Signature)                           (Authorized Signature)

Rhos B. Dyke                                     Dominic J. Magliarditi
(Printed Name)                                   (Printed Name)


Area Sales Director, West Field Operations       President
(Title)                                          (Title)

7/19/99                                          7/16/99
(Date)                                           (Date)